      As filed with the Securities and Exchange Commission on April 5, 2000
                                                    Registration No. 333-______
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       BIG BUCK BREWERY & STEAKHOUSE, INC.

             (Exact Name of Registrant as Specified in Its Charter)

        MICHIGAN                                               38-3196031
 (State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)

                           550 SOUTH WISCONSIN STREET
                             GAYLORD, MICHIGAN 49734
                                 (517) 731-0401

(Address and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM F. ROLINSKI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       BIG BUCK BREWERY & STEAKHOUSE, INC.
                           550 SOUTH WISCONSIN STREET
                             GAYLORD, MICHIGAN 49734
                                 (517) 731-0401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                         CHRISTOPHER C. CLEVELAND, ESQ.
                             BRETT D. ANDERSON, ESQ.
                             BRIGGS AND MORGAN, P.A.
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                  (612) 334-8400

                              -----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.
                                ---------------

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                                     CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
  TITLE OF EACH CLASS OF           AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED         REGISTERED           SHARE(1)              PRICE(1)           FEE
==========================================================================================================
COMMON STOCK ($0.01 PAR VALUE)       3,351,287         $2.03125               $6,807,302        $1,797
==========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for such stock on March 31, 2000, as reported by the Nasdaq SmallCap Market.

                           --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

===============================================================================

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the SEC or any applicable state securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 5, 2000

PROSPECTUS
--------------------------------------------------------------------------------
                                3,351,287 SHARES

                       BIG BUCK BREWERY & STEAKHOUSE, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------


         The shareholders listed on page 12 below are offering and selling up to 3,351,287 shares of our common stock under this prospectus. We will not receive any of the proceeds from this offering.

         Our common stock is quoted on the Nasdaq SmallCap Market and trades under the ticker symbol "BBUC." On March 31, 2000, the closing sale price of one share of our common stock on the Nasdaq SmallCap Market was $2.03125.


                                 ---------------


         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 ---------------


   THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                                ----------------


                THE DATE OF THIS PROSPECTUS IS             , 2000

                               PROSPECTUS SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE OTHER DOCUMENTS TO WHICH WE REFER YOU, BEFORE YOU DECIDE TO INVEST.

BIG BUCK

         Big Buck develops and operates microbrewery/restaurants under the name "Big Buck Brewery & Steakhouse-SM-." Big Buck currently operates one unit in each of the following cities in Michigan: Gaylord, Grand Rapids and Auburn Hills. Big Buck plans to open a fourth unit in Grapevine, Texas, a suburb of Dallas. Scheduled to open in the second half of 2000, this unit will be operated by Buck & Bass, L.P. pursuant to a joint venture agreement between Big Buck and Bass Pro Outdoor World, L.L.C., a premier retailer of outdoor sports equipment.

         Big Buck Brewery & Steakhouses offer a casual dining atmosphere featuring moderately priced steaks, ribs, chicken, fish, pasta and other food and a distinctive selection of beers which are microbrewed on site. Each unit features a two-story stainless and copper microbrewery, contained behind glass walls, which serves as an integral part of the restaurant "theme." Big Buck features over ten beers ranging from a light golden ale to a dark full-bodied stout, designed to satisfy the tastes of a broad spectrum of customers.

THIS OFFERING

         We issued two secured promissory notes, convertible into an aggregate of 3,099,172 of the shares covered by this prospectus, to Wayne County Employees' Retirement System in connection with a private placement in February 2000. We also issued a warrant, exercisable for 200,000 of the shares covered by this prospectus, to Wayne County as part of the same transaction. We issued a subordinated promissory note, convertible into 52,115 of the shares covered by this prospectus, to the landlord of our Auburn Hills unit pursuant to a subscription and investment representation agreement dated January 2000.

         The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

GENERAL

         Big Buck was incorporated under the Michigan Business Corporation Act in November 1993, as Michigan Brewery, Inc. All references to Big Buck herein include our subsidiaries, unless otherwise noted. Our executive office is located at 550 South Wisconsin Street, Gaylord, Michigan 49734. Our telephone number is (517) 731-0401.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR SHARES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE OTHER INFORMATION TO WHICH WE REFER YOU, BEFORE YOU DECIDE TO PURCHASE OUR SHARES.

WE HAVE A SHORT OPERATING HISTORY UPON WHICH YOU CAN EVALUATE US.

         Big Buck incurred net losses of $1,288,925 and $1,359,754 during the fiscal years ended January 2, 2000 and January 3, 1999, respectively. To date, Big Buck has opened three Big Buck Brewery & Steakhouses in the following Michigan cities: Gaylord, Grand Rapids and Auburn Hills. Prior to the opening of the Gaylord unit in May 1995, Big Buck had no operations or revenues. Accordingly, Big Buck's operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a short operating history. The likelihood of success of Big Buck must be evaluated in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a business. We cannot assure you that future operations of any unit will be profitable. Future revenues and profits, if any, will depend upon various factors, including the quality of restaurant operations, the acceptance of Big Buck's beer and general economic conditions. In general, restaurants experience a decline in revenue growth or in actual revenues following a period of excitement which accompanies their opening. We cannot assure you that Big Buck will operate profitably or that it will successfully implement its plans to open additional units, in which case Big Buck will continue to depend on the revenues of the Gaylord, Grand Rapids and Auburn Hills units.

WE MAY BE UNABLE TO FUND OUR SIGNIFICANT CAPITAL NEEDS AND WE MAY NEED ADDITIONAL FUNDS SOONER THAN ANTICIPATED.

         Big Buck's ability to execute its business strategy depends on its ability to obtain substantial financing for the development of additional units. The failure of Big Buck to raise capital when needed could have a material adverse effect on Big Buck's business, operating results and financial condition. No assurance can be given that Big Buck will be able to secure additional financing when required, if at all. If Big Buck is able to obtain financing, we cannot assure you that it will be on terms favorable or acceptable to Big Buck. To obtain additional financing, Big Buck anticipates that it will be required to sell additional equity securities. New investors may seek and obtain substantially better terms than those available to investors purchasing shares of Big Buck's common stock in this offering and Big Buck's issuance of securities in the future may result in substantial dilution. Big Buck's agreement with Wayne County imposes certain limitations on Big Buck's ability to incur additional indebtedness. These restrictions may impede Big Buck's ability to secure financing for future expansion and operations. Ultimately, if additional capital does not become available to Big Buck when required, it will be required to scale back or eliminate its expansion plans and it may be required to scale back its operations.

WE MAY NOT BE ABLE TO ACHIEVE AND MANAGE PLANNED EXPANSION.

         Development is currently underway for the fourth Big Buck Brewery & Steakhouse in Grapevine, Texas, a suburb of Dallas. Through March 1, 2000, Big Buck had contributed approximately $1.8 million to the limited partnership to fund construction of the Grapevine unit. In addition to the availability of adequate financing, successful expansion of Big Buck's operations will be largely dependent upon a variety of factors, some of which are currently unknown or beyond Big Buck's control, including customer acceptance of Big Buck Brewery & Steakhouses and Big Buck Beer(R); the ability of management to identify suitable sites and to negotiate purchases of such sites; the ability of management to secure future joint venture agreements or other methods of financing; timely and economic development and construction of units; timely approval from local governmental authorities; the hiring of skilled management and other personnel; the ability of management to apply its policies and procedures to a larger number of units; the general ability to successfully manage growth; and the general state of the economy. We cannot assure you that Big
Buck will be able to open the Grapevine unit or any additional units.

         Big Buck's strategy includes operating a brewery at each unit. Successful operation of separate breweries will require Big Buck to overcome various organizational challenges such as increasing and maintaining production and establishing and maintaining quality control over numerous geographically separated units. In attempting to expand beer distribution, Big Buck will be required to establish and manage relationships with wholesale distributors, retailers and consumers in new markets. Big Buck is the sole promoter of sales of its beer in new markets. Consumer tastes and preferences may vary from market to market. We cannot assure you that Big Buck will be successful in entering new markets.

WE MAY BE UNABLE TO OBTAIN AND MAINTAIN THE LICENSES AND PERMITS REQUIRED FOR BREWING OF BEER AND THE SALE OF BEER AND WINE.

         Big Buck is licensed under Michigan law as a "microbrewery." A microbrewery in Michigan is limited to the production of not more than 30,000 barrels of beer per year by all breweries owned or controlled by the same entity, whether within or outside Michigan. Without a change in current law, Big Buck intends to limit its sales of beer off-site so as to reserve its brewing capacity for sales of beer on-site, which provide Big Buck substantially higher margins, but do not reach the same customer base. We cannot assure you that legislation raising the barrelage ceiling will pass, that any such legislation will pass in a form which would facilitate Big Buck's expansion plans, or that if such legislation is not passed, Big Buck will be able to become licensed to brew in excess of 30,000 barrels of beer per year.

WE MAY BE UNABLE TO MAINTAIN OR EXPAND OUR JOINT VENTURE WITH BASS PRO; WE MAY BE UNABLE TO RETAIN OUR INTEREST IN THE GRAPEVINE UNIT.

         Big Buck plans to operate the Grapevine unit, which is currently under construction, pursuant to a joint venture agreement with Bass Pro. In September 1999, Bass Pro declared the limited partnership agreement of Buck & Bass, L.P. and the commercial sublease agreement for the Grapevine site to be breached and in default due to, among other things, Big Buck's failure to make its required capital contribution. In February 2000, Big Buck made all required capital contributions and satisfied all subcontractors' liens and claims. In March 2000, Big Buck and Bass Pro agreed in writing to the reinstatement of the limited partnership agreement and the sublease.

         During 1999 and 1998, Big Buck contributed $218,000 and $891,000, respectively, to the limited partnership which will own and operate the Grapevine unit. Big Buck may be required to contribute up to an additional $4.5 million, upon ten business days' notice, to complete construction of the Grapevine unit. Big Buck has available approximately $3.8 million from the Wayne County financing to fund the construction of the Grapevine unit. Additionally, the Buck & Bass limited partnership agreement allows for leasing of equipment for the facility, not to exceed $1.5 million. Therefore, Big Buck anticipates that it will be able to meet the contribution requirements of the agreement. However, if funds are not available when required by the joint venture, the Company may be in material default under the joint venture agreement.

         A material default by Big Buck under the joint venture agreement entitles Bass Pro to purchase Big Buck's interest in the joint venture at 40% of book value, thereby eliminating Big Buck's interest in the Grapevine unit. Further, Bass Pro has the right to purchase up to 15% of Big Buck's interest in the joint venture, at 100% of Big Buck's original cost, within 24 months of the opening of the Grapevine unit; provided, however, that Big Buck's interest in the joint venture may not be reduced below 51%.

         Pursuant to a separate commercial sublease agreement, the limited partnership created by the joint venture leases the Grapevine site from Bass Pro over a 15-year term. The lease may be extended at the option of Bass Pro for seven additional five-year terms. The sublessee is obligated to pay an annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year (with a minimum annual base rent of $385,000). Bass Pro may terminate in the event of a default which is not cured within the applicable grace period. In March 2000, Big Buck and Bass Pro agreed in writing to revise the definition of default under the sublease. As amended, the sublease provides that a default includes, but is not limited to, (a) the sublessee's failure to remain open during all business days, (b) the sublessee's failure to maintain on duty a fully trained service staff, (c) the sublessee's failure to provide high quality food of the type provided at the Gaylord unit, (d) the sublessee's failure to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million,
(e) the sublessee encumbering in any manner any interest in the subleased premises, or (f) the sublessee's failure to conduct full and complete customer surveys no less frequently than each calendar quarter.

         The minimum annual base rent is required whether the Grapevine unit is profitable or not. In the event that the sublessee is required to pay in excess of the minimum annual base rent, the funds available to Big Buck for working capital and development plans will be reduced. In the event of a default and termination of the joint venture agreement, Big Buck's interest in the Grapevine unit would be eliminated. This would have a material adverse impact on Big Buck's business, operating results and financial condition.

WE MAY BE REQUIRED TO REPURCHASE SITES WE HAVE SOLD PURSUANT TO SALE/LEASEBACKS.

         In April 1997, Big Buck sold the Grand Rapids site, including all improvements thereto, to an entity owned by a shareholder of Big Buck, Eyde Brothers Development Co., pursuant to a real estate purchase and leaseback agreement for $1.4 million. Pursuant to a separate lease agreement, Big Buck leases the Grand Rapids site at a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 over a ten-year term. The lease may be extended at the option of Big Buck for two additional five-year terms. In addition to the annual base rent, Big Buck is obligated to pay an annual percentage rent in the amount of 5% on gross sales at the site in excess of $2.9 million per year. In March 2000, the lease was amended to adjust the gross sales level over which annual percentage rent is payable to $1.5 million per year. As amended, the lease further provides that, commencing April 2000, in the event annual gross sales do not exceed $1.5 million for any year of the lease term, the lessor could require Big Buck to repurchase the Grand Rapids site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. Big Buck has the option to purchase the Grand Rapids site from the lessor after the seventh full lease year for $1.4 million, plus $70,000 for each lease year on a pro rata basis. The lessor also has the option to require Big Buck to repurchase the Grand Rapids site after the seventh full lease year for the same price. Should a repurchase be required, Big Buck believes that it would be able to obtain mortgage financing sufficient to pay the required purchase price. We cannot assure you that such mortgage financing, in the event repurchase were required, would be available on terms acceptable to Big Buck or at all.

         In August 1997, Big Buck entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to a shareholder of Big Buck, Michael G. Eyde, for $4.0 million. In connection with this transaction, Big Buck granted a five-year stock option, exercisable at $5.00 per share, for 50,000 shares of its common stock to Mr. Eyde. Big Buck leases the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000. The lease has a 25-year term and Big Buck is able to extend such term for two additional ten-year terms. In addition to the annual base rent, Big Buck is obligated to pay an annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year. In the event that such annual gross sales do not exceed $8.0 million for any two consecutive years during the lease term, the lessor could require Big Buck to repurchase the Auburn Hills site for $4.0 million, plus $200,000 for each lease year on a pro rata basis. Big Buck was required to pay Mr. Eyde annual percentage rent of $46,000 based upon annual gross sales for the first year of the lease term. Annual gross sales for the second year of the lease term did not exceed $8.0 million. Independent of annual gross sales, the lessor has the option to require Big Buck to repurchase the Auburn Hills site for $4.0 million, plus $200,000 for each lease year on a pro rata basis, for a limited period of time. In February 2000, the lessor and Big Buck amended the lease agreement to provide that such right may be exercised by the lessor prior to the expiration of the fourth full lease year and that the lessor may require

Big Buck to issue its common stock (valued at $4.00 per share) in payment of such repurchase price. Big Buck also has the option to purchase the Auburn Hills site from the lessor after the seventh full lease year for the same price.

         The Grand Rapids and Auburn Hills lessors may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as (a) Big Buck's failure to make a rental payment within 30 days after receipt of written notice that a payment is past due or (b) Big Buck's failure to perform its obligations under the lease (other than rent payments) within 30 days after written notice of a curable violation; provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if Big Buck has failed to commence a cure within such 30-day period.

         Annual percentage rent is required whether the Grand Rapids and Auburn Hills units are profitable or not. If Big Buck is required to pay annual percentage rent, the funds available to Big Buck for working capital and development plans will be reduced. If annual percentage rent is not required over two consecutive years, Big Buck may be forced to repurchase such sites at a premium over their respective sale prices. If the lessor of the Auburn Hills unit elected to exercise his option to require Big Buck to repurchase the site independent of annual gross sales, Big Buck would be forced to repurchase such site at a premium over its sale price. We cannot assure you that Big Buck will have sufficient funds to repurchase the Grand Rapids site or the Auburn Hills site. In the event of a default and termination of either lease, Big Buck would be unable to continue to operate the related unit, which would have a material adverse impact on Big Buck's business, operating results and financial condition.

WE MAY BE UNABLE TO REPAY EXISTING INDEBTEDNESS.

         Big Buck had a working capital deficit of $3,934,396 at January 2, 2000, and a working capital deficit of $1,978,841 at January 3, 1999. In the past, Big Buck obtained working capital through its credit facility with NBD Bank and obtained additional working capital pursuant to a promissory note with Crestmark Bank. In February 2000, Big Buck refinanced such indebtedness through the issuance of 10% convertible secured promissory notes to Wayne County aggregating $7.5 million in principal. Of such amount, approximately $1.6 million must be repaid in full by October 2000. The remaining $5.9 million must be repaid in full by February 2003.

         Big Buck granted the following security interests to Wayne County in connection with the February 2000 financing: (a) a pledge of Big Buck's limited partnership interest in Buck & Bass, L.P., (b) a pledge of Big Buck's shares of the issued and outstanding common stock of BBBP Management Company, (c) a security interest, assignment or mortgage, as applicable, in Big Buck's interest in all assets (now or hereafter owned), ownership interests, licenses, and permits, including, without limitation, a mortgage encumbering the Gaylord site and Auburn Hills site. Big Buck also agreed in connection with such financing that it would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time more than $1.5 million in the aggregate. Any such indebtedness, not in the ordinary course of business or in excess of $1.5 million, requires the approval of Wayne County, except that Wayne County will approve any indebtedness incurred to repay Big Buck's obligation to Wayne County so long as such payment does not materially and adversely affect Wayne County. Big Buck also granted to Wayne County a right of first refusal pursuant to which Wayne County may, for so long as the convertible note is outstanding or Wayne County owns more than 15% of Big Buck's common stock, elect to purchase securities offered by Big Buck, within 45 days of the receipt of notice by Wayne County, at the same price and on the same terms and conditions as are offered to a third party.

         In the event of a default which is not waived under Big Buck's agreement with Wayne County, Big Buck's assets would be at risk. We cannot assure you that Big Buck will be able to repay or refinance its indebtedness to Wayne County. Without additional financing, Big Buck's leveraged position and requirements for payments to Wayne County may require Big Buck to liquidate all or a portion of its assets.

WE MAY BE UNABLE TO COMPETE WITH LARGER, BETTER ESTABLISHED COMPETITORS.

         The restaurant industry is highly competitive with respect to price, service, food quality (including taste, freshness, and nutritional value) and location. New restaurants have a high failure rate. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and Big Buck's units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which Big Buck has no control. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than Big Buck. Big Buck also competes with a large variety of locally owned restaurants, diners and other establishments that offer moderately priced food to the public and with other microbrewery/restaurants in a highly competitive and developing microbrewery and brewpub restaurant market. Other restaurants and companies could utilize the Big Buck Brewery & Steakhouse format or a related format. We cannot assure you that Big Buck will be able to respond to various competitive factors affecting the restaurant industry.

         The domestic beer market is highly competitive due to the enormous advertising and marketing expenditures by national and major regional brewers; the continuing proliferation of microbreweries, regional craft breweries, brewpubs and other small craftbrewers; the introduction of fuller-flavored products by certain major national brewers; and a general surplus of domestic brewing capacity, which facilitates existing contract brewer expansion and the entry of new contract brewers. Although domestic demand for craftbrewed beers has increased dramatically over the past decade, we cannot assure you that this demand will continue. Big Buck anticipates intensifying competition in the craftbrewed and fuller-flavored beer markets. Most of Big Buck's brewing competitors possess financial, marketing, personnel and other resources substantially greater than those of Big Buck, and we cannot assure you that Big Buck will be able to succeed against intensified competition in the craftbrewed and fuller-flavored beer markets.

OUR BREWING OPERATIONS ARE SUBJECT TO THE RISK OF CONTAMINATION.

         Big Buck's brewing operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. Big Buck's products are not pasteurized. While Big Buck has never experienced a contamination problem in its products, the occurrence of such a problem could result in a costly product recall and serious damage to Big Buck's reputation for product quality. Big Buck's operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and other equipment. Although Big Buck maintains insurance against certain risks under various general liability and product liability insurance policies, we cannot assure you that Big Buck's insurance will be adequate.

OUR OPERATIONS DEPEND UPON GOVERNMENTAL LICENSES OR PERMITS AND WE MAY FACE LIABILITY UNDER DRAM SHOP STATUTES.

         A significant percentage of Big Buck's revenue is derived from beer and wine sales. On-site sales of beer and wine, including gift shop sales, accounted for 19.3% of revenues and off-site sales of beer accounted for an additional 0.8% of revenues during 1999. Big Buck must comply with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its units are or will be located. Failure to comply with federal, state or local regulations could cause Big Buck's licenses to be revoked and force it to cease brewing and selling its beer or producing and selling its wine.
Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Additionally, state liquor laws may prevent or impede the expansion of Big Buck into certain markets. While Big Buck has not experienced and does not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such required licenses, permits or approvals could delay or prevent the opening of a unit in a particular area. In addition, changes in a jurisdiction's legislation, regulations or administrative interpretations of liquor laws after the opening of a unit may prevent or hinder Big Buck's expansion or operations in that jurisdiction or increase operating costs.

         The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and to building and zoning requirements. Big Buck is subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States and by certain states and municipalities in which its units are or will be located. Big Buck is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government mandated health insurance, over which Big Buck has no control.

         Big Buck is subject to "dram-shop" laws in Michigan and will be subject to such statutes in other states into which it expands. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment which wrongfully served alcoholic beverages to such person. Big Buck carries liquor liability coverage as part of its existing comprehensive general liability insurance. However, a judgment against Big Buck under a dram-shop statute in excess of Big Buck's liability coverage could have a material adverse effect on Big Buck.

WE MUST PAY FEDERAL AND STATE EXCISE TAXES ON OUR BEER AND WINE; WE MAY BE UNABLE TO RETAIN OUR SMALL BREWER'S TAX CREDITS.

         The federal government imposes an excise tax of $18.00 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production under 2,000,000 barrels per year is granted a small brewer's excise tax credit in the amount of $11.00 per barrel on its first 60,000 barrels produced annually. No assurance can be given that the federal government will not reduce or eliminate this credit. To the extent Big Buck's production increases to amounts over 60,000 barrels per year, there will be an increase in the average federal excise tax rate of Big Buck. Michigan imposes an excise tax of $6.30 per barrel on each barrel of beer sold in Michigan. However, each brewer which is a "microbrewery" under Michigan law (presently with production of not more than 30,000 barrels per year) is granted a microbrewer's excise tax credit in the amount of $2.00 per barrel. To the extent Big Buck's production increases to amounts over 30,000 barrels per year, there will be an increase in the average Michigan excise tax rate of Big Buck. Upon opening of the Grapevine unit, Buck & Bass, L.P. will become subject to exercise taxes under Texas law. Excise taxes in Texas are $6.14 per barrel for ale and malt liquor, and $6.00 per barrel for beer. However, Texas grants a 25% tax exemption for manufacturers of beer whose annual production in Texas does not exceed 75,000 barrels of beer per year. As a result, Buck & Bass, L.P. believes it will face an effective excise tax of $4.50 per barrel for beer. To the extent production of beer increases to an amount over 75,000 barrels per year in Texas, there will be an increase in the average Texas excise tax rate of Buck & Bass, L.P. Big Buck held an effective 89.9% interest in Buck & Bass, L.P. as of March 1, 2000. Big Buck is also subject to federal and state excise taxes on the wine it sells in its Michigan units. See "Business - Restaurant Regulation."

         Other states and municipalities into which Big Buck may expand also impose excise or other taxes or special charges on alcoholic beverages in varying amounts, which amounts are subject to change. It is possible that in the future the rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect Big Buck's business, operating results and financial condition.

THE LOSS OF KEY PEOPLE, INCLUDING WILLIAM F. ROLINSKI, GARY J. HEWETT AND ANTHONY P. DOMBROWSKI, COULD ADVERSELY AFFECT US.

         Big Buck's future success will depend in large part upon the continued service of its key management personnel including William F. Rolinski, Gary J. Hewett and Anthony P. Dombrowski. Given Big Buck's limited operating history, Big Buck is dependent on its ability to identify, hire, train and motivate qualified personnel necessary to enable it to continue operations. Big Buck does not have key person life insurance policies on any of its employees. The departure of key employees could have a material adverse effect on Big Buck's business, operating results and financial condition. Big Buck's success will also be dependent upon its ability to attract and retain qualified people, including additional management personnel. While it has been successful to date in attracting a management team and a restaurant staff, no assurance can be given that Big Buck's current employees will continue to work for Big Buck or that Big Buck will be able to obtain the services of additional personnel necessary for Big Buck's growth. To date, Big Buck has not entered into any agreements providing for the continued employment of its personnel.

IF WE DO NOT MAINTAIN OUR NASDAQ LISTING, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES.

         Big Buck's common stock, Class A Warrants and units (each consisting of one share of common stock and one Class A Warrant) are currently listed on the Nasdaq SmallCap Market. We cannot assure you that an active public market will develop or be sustained for Big Buck's securities. In addition, if Big Buck's securities do not continue to trade on the Nasdaq SmallCap Market, the securities would become subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.

WE MAY REDEEM THE OUTSTANDING CLASS A WARRANTS.

         Big Buck's Class A Warrants, which were sold in connection with Big Buck's initial public offering, are subject to redemption at any time by Big Buck at $0.01 per warrant, on 30 days' prior written notice, if the high closing bid price of Big Buck's common stock exceeds $9.00 per share (subject to adjustment) for 20 consecutive trading days. If the Class A Warrants are redeemed, those warrantholders will lose their right to exercise such warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise such warrants at a time when it may be disadvantageous for the holders to do so or to accept the redemption price of $0.01 per warrant.

MICHIGAN LAW LIMITS YOUR ABILITY TO PURCHASE SHARES OF OUR STOCK.

         The Michigan Liquor Control Act and Big Buck's Restated Articles of Incorporation prohibit the acquisition of ten percent or more of Big Buck's outstanding common stock without the prior approval of the Michigan Liquor Control Commission. A person seeking to acquire ten percent or more of Big Buck's outstanding common stock must (a) provide Liquor Control information regarding such person, including without limitation thereto, information regarding other alcoholic liquor business management experience, in such form, and with such updates, as may be required by Liquor Control; (b) respond to written or oral questions from Liquor Control; and (c) consent to the performance of any background investigation that may be required by Liquor Control, including without limitation thereto, an investigation of certain past criminal convictions of such person. Further, no person shall acquire any of Big Buck's outstanding common stock in violation of the Michigan Liquor Control Act, as it may be amended from time to time. If a person holds Big Buck's outstanding common stock in violation of either of the above restrictions, such person's securities holdings are subject to redemption at any time by Big Buck by action of the Board of Directors. Redemption could force such disqualified holders to sell their shares back to Big Buck at a time when it may be disadvantageous for the holders to do so.

OUR MANAGEMENT POSSESSES SIGNIFICANT CONTROL WHICH COULD REDUCE YOUR ABILITY TO RECEIVE A PREMIUM FOR YOUR SHARES THROUGH A CHANGE IN CONTROL

         As of March 1, 2000, the current officers and directors of Big Buck beneficially owned approximately 46% of Big Buck's outstanding common stock. Accordingly, such persons can exert substantial influence over the composition of Big Buck's Board of Directors and generally direct the affairs of Big Buck and may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions. Big Buck is also subject to Michigan statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of common stock which may hinder or delay a change in control of Big Buck.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN DECREASES IN OUR STOCK
PRICE.

         Big Buck's sales and earnings are expected to fluctuate based on seasonal patterns. Based on its existing units, Big Buck anticipates that its highest earnings will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Big Buck believes, however, that future expansion into markets outside Michigan, if any, will mitigate the effect of seasonality on its business. Quarterly results in the future are also likely to be substantially affected by the timing of new unit openings. Because of the effect of seasonality on Big Buck's business and the impact of new unit openings, results for any quarter are not necessarily indicative of the results for a full fiscal year.

YOU MAY NOT BE ABLE TO SELL OUR STOCK AT THE SAME PRICE AT WHICH YOU PURCHASE IT DUE TO SIGNIFICANT VOLATILITY IN OUR STOCK PRICE.

         The market price of Big Buck's common stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of Big Buck or its competitors, changes by financial research analysts in their estimates of the earnings of Big Buck or its competitors, conditions in the economy in general or in the brewing industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting Big Buck or the brewing industry. During 1998, Big Buck's common stock ranged from a high of $5.875 on March 2, 1998, to a low of $2.125 on October 8, 1998. During 1999, Big Buck's common stock ranged from a high of $3.1875 on January 27, 1999 and January 28, 1999, to a low of $1.25 on October 12, 1999 and December 29, 1999. We cannot assure you that purchasers of Big Buck's securities will be able to sell such securities at or above the prices at which they were purchased.

THE SALE OF ADDITIONAL SHARES MAY BE DILUTIVE TO EXISTING SHAREHOLDERS.

         Big Buck had 5,405,481 shares of common stock outstanding as of March 1, 2000, and had warrants, stock options, convertible debt and other rights outstanding to purchase an additional 9,730,282 shares of common stock, exercisable at prices ranging from approximately $1.47 to $8.00 per share. Big Buck has also registered certain shares of its common stock for resale on the public market. The sale of such shares, and the sale of additional shares which may become eligible for sale in the public market from time to time upon the exercise of warrants and stock options, may be dilutive to existing shareholders and could have the effect of depressing the market price of Big Buck's common stock.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE COULD NEGATIVELY AFFECT US.

         As of March 1, 2000, Big Buck has not experienced and does not anticipate any material adverse effects on its systems and operations as a result of Year 2000 issues. However, the failure of Big Buck, its vendors, suppliers or service providers to achieve Year 2000 compliance on a timely basis could materially adversely affect Big Buck's business, operating results, financial condition and cash flows.

SPECIAL NOTE REGARDING OUR FORWARD-LOOKING STATEMENTS.

         This document and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document and the documents incorporated herein by reference, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption "Risk Factors."

         Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described herein and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of the document in which they appear.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the selling shareholders. The shares covered by this prospectus represent shares that each selling shareholder is able to receive upon the conversion of convertible debt or the exercise of warrants within 60 days of March 1, 2000. In the following table, percentage of beneficial ownership is based on 5,405,481 outstanding shares of common stock.


                                                                                                          PERCENTAGE
                                                                                                              OF
                                                              PERCENTAGE OF                               OUTSTANDING
                                                               OUTSTANDING                   SHARES         SHARES
                                                 SHARES          SHARES                   BENEFICIALLY   BENEFICIALLY
                                              BENEFICIALLY     BENEFICIALLY                 OWNED IF       OWNED IF
                                                  OWNED           OWNED                    ALL SHARES     ALL SHARES
                                                 BEFORE           BEFORE       SHARES     ARE SOLD IN    ARE SOLD IN
SELLING SHAREHOLDER                              OFFERING        OFFERING      OFFERED    THE OFFERING   THE OFFERING
-------------------------------------------   ------------    -------------   ---------   ------------   -------------
Wayne County Employees' Retirement
     System...............................     3,299,172          37.9%       3,299,172            0              0%
   400 Monroe Street, Suite 230
   Detroit, Michigan  48226

Michael G. Eyde...........................     1,447,596          21.5%          52,115    1,395,481           20.9%
   6250 West Michigan Avenue
   Lansing, Michigan  48917

SALES TO SELLING SHAREHOLDERS

         We issued two secured promissory notes, convertible into an aggregate of 3,099,172 of the shares covered by this prospectus, to Wayne County in connection with a private placement in February 2000. We also issued a warrant, exercisable for 200,000 of the shares covered by this prospectus, to Wayne County as part of the same transaction. We issued a subordinated promissory note, convertible into 52,115 of the shares covered by this prospectus, to the landlord of our Auburn Hills unit pursuant to a subscription and investment representation agreement dated January 2000.

SELLING SHAREHOLDERS' REGISTRATION RIGHTS

         Under our agreements with the selling shareholders, we agreed to use our best efforts to register the shares of common stock covered by this prospectus. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares at various times in one or more of the following transactions:

         - on the Nasdaq SmallCap Market;
         - in transactions other than on such market;
         - in privately negotiated transactions; or
         - in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices. We are indemnifying Wayne County and Wayne County is indemnifying us against certain liabilities, including liabilities under the Securities Act.

         The selling shareholders may use broker-dealers to sell their shares. If this happens, such broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agent.

         The selling shareholders and any persons who participate in the sale of the shares from time to time, may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                                  LEGAL MATTERS

         For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

                                     EXPERTS

         The financial statements as of January 2, 2000, and for the fiscal year then ended, incorporated by reference in this prospectus, have been audited by Plante & Moran, LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The financial statements as of January 3, 1999, and for the year then ended, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares covered by this prospectus:

         - Annual report on Form 10-KSB for the year ended January 2, 2000;

         - Description of our common stock contained in our registration statement on Form SB-2 (No. 333-3548) filed on April 15, 1996 (as amended);

         - Current report on Form 8-K filed on January 4, 2000; and

         - Definitive Schedule 14A proxy statement filed on October 26, 1999.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                            Big Buck Brewery & Steakhouse, Inc.
                            550 South Wisconsin Street
                            Gaylord, Michigan 49734
                            (517) 731-0401

         You should rely only on the information and representations provided in this prospectus. We have not authorized anyone else to provide you with different information. No selling shareholder will make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

========================================         ==============================

YOU SHOULD RELY ON THE INFORMATION
CONTAINED IN THIS DOCUMENT OR THAT TO
WHICH WE HAVE REFERRED YOU. WE HAVE NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT. YOU SHOULD               3,351,287 SHARES
NOT ASSUME THAT THE INFORMATION IN THIS
DOCUMENT IS ACCURATE AS OF ANY DATE OTHER
THAN THE DATE ON THE FRONT OF THIS
3,351,287 SHARES DOCUMENT. THIS PROSPECTUS
IS NOT AN OFFER TO SELL NOR IS IT SEEKING
AN OFFER TO BUY ANY SECURITIES IN ANY STATE
WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                                        BIG BUCK BREWERY &
                                                         STEAKHOUSE, INC.


               ----------------------

                  TABLE OF CONTENTS                        COMMON STOCK

                ---------------------


                                        Page
                                        ----
                                                        --------------------
Prospectus Summary.....................   2
Risk Factors...........................   3                  PROSPECTUS
Selling Shareholders...................  12
Use of Proceeds........................  12             --------------------
Plan of Distribution...................  13
Legal Matters..........................  13
Experts................................  13
Where You Can Find More Information....  14


                                                         _______________, 2000


========================================         ==============================

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement:

         SEC registration fee.....................................    $ 1,797
         Legal fees and expenses..................................      5,000
         Accounting fees and expenses.............................      5,000
         Blue sky and related fees and expenses...................      1,000
         Miscellaneous (including listing fees, if applicable)....     33,703
                                                                     --------
              Total...............................................    $46,500
                                                                      ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V, Section 3 of our Bylaws generally provides that we will indemnify our directors and officers to the fullest extent authorized or permitted under the Michigan Business Corporation Act and that we will make advancements of expenses at the request of a director or officer. The Michigan Business Corporation Act authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including to reimburse them for expenses incurred).

         Our Restated Articles of Incorporation generally limit the personal liability of directors for monetary damages for breaches of fiduciary duty. If a director were to breach such duty in performing his or her duties as a director, neither we nor our shareholders could recover monetary damages from the director, and the only course of action available to our shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent claims against directors are limited to equitable remedies, the provision in our Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duty.

         Under our Restated Articles of Incorporation, liability for monetary damages remains for (i) any breach of duty of loyalty to us or our shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of Section 551(1) of the Michigan Business Corporation Act, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission that occurred before the effective date of the provision of our Restated Articles of Incorporation.

         Michigan corporations are also authorized to obtain insurance to protect directors and officers from certain liabilities, including liabilities against which corporations cannot indemnify their directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     5      Opinion of Briggs and Morgan, Professional Association.

     23.1   Consent of Briggs and Morgan, Professional Association (included in
            Exhibit 5).

     23.2   Consent of Independent Public Accountants.

     23.3   Consent of Arthur Andersen LLP.

     24 Power of Attorney (included on signature page to the Registration Statement).

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)     to include any prospectus required by Section 10(a)
                           (3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaylord and State of Michigan, on April 5, 2000.


                                BIG BUCK BREWERY & STEAKHOUSE, INC.

                                By   /s/ William F. Rolinski
                                 --------------------------------------
                                  William F. Rolinski
                                  President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William F. Rolinski and Anthony P. Dombrowski as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on the dates and in the capacities indicated.


         SIGNATURE                          TITLE                                             DATE
         ---------                          -----                                             ----
  /s/ William F. Rolinski                   President, Chief Executive Officer and         April 5, 2000
----------------------------------          Director (Principal Executive Officer)
      William F. Rolinski


  /s/ Anthony P. Dombrowski                 Chief Financial Officer and Treasurer          April 5, 2000
----------------------------------          (Principal Accounting Officer and
      Anthony P. Dombrowski                 Principal Financial Officer)


  /s/ Gary J. Hewett                        Chief Operating Officer, Executive Vice        April 5, 2000
----------------------------------          President and Director
      Gary J. Hewett


  /s/ Thomas McNulty                        Director                                       April 5, 2000
----------------------------------
      Thomas McNulty


  /s/ Joseph W. Muer                        Director                                       April 5, 2000
----------------------------------
      Joseph W. Muer


  /s/ Blair A. Murphy, D.O.                 Director                                       April 5, 2000
----------------------------------
      Blair A. Murphy, D.O.


  /s/ Henry T. Siwecki                      Director                                       April 5, 2000
----------------------------------
      Henry T. Siwecki


  /s/ Casimer I. Zaremba
----------------------------------
      Casimer I. Zaremba                    Director                                       April 5, 2000

                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
--------          -----------

5                 Opinion of Briggs and Morgan, Professional Association.

23.1 Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).

23.2              Consent of Independent Public Accountants.

23.3              Consent of Arthur Andersen LLP.

24 Power of Attorney (included on signature page to the Registration Statement).